Exhibit 99.3

UNAUDITED PROFORMA CONDENSED CONSOLIDATED FINANCIAL STATMENTS

The following unaudited pro forma condensed consolidated financial statements of Franklin Street Properties Corp. (“FSP Corp.” or the “Registrant”) gives effect to the acquisition of a property (“Emperor Boulevard”) on March 4, 2011 for approximately $75.8 million by FSP Emperor Boulevard Limited Partnership (the “Emperor Boulevard Purchaser”), a wholly-owned subsidiary of FSP Corp., and the acquisition of a property (“One Legacy Circle”) on March 24, 2011 for approximately $53.0 million by FSP One Legacy Circle, LLC (the “One Legacy Circle Purchaser”), a wholly-owned subsidiary of FSP Corp.

The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of FSP Corp., included in our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and the financial statements of Emperor Boulevard for the period January 1, 2011 through March 3, 2011 and for the year ended December 31, 2010, and the financial statements of One Legacy Circle for the period January 1, 2011 through March 23, 2011 and for the year ended December 31, 2010, each included in the Exhibits to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The financial statements of Emperor Boulevard and One Legacy Circle have been prepared pursuant to the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. FSP Corp.’s consolidated balance sheet as of March 31, 2011 reflects the acquisition of Emperor Boulevard and One Legacy Circle; therefore, a pro forma condensed consolidated balance sheet is not presented. The pro forma condensed consolidated statements of income for the three months ended March 31, 2011 and for the year ended December 31, 2010 are presented as if the acquisitions were complete on January 1, 2010.

Certain balances in the Emperor Boulevard and One Legacy Circle financial statements have been reclassified to conform to FSP Corp.’s presentation.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the actual results of operations of FSP, Emperor Boulevard or Legacy Circle for the periods indicated, nor do they purport to represent the results of operations of the entities for any future period. We expect to fund these acquisitions initially with our revolving credit facility and may use other long term capital options determined based upon market conditions in the future. These unaudited pro forma financial statements are provided for informational purposes only and upon completion of the planned long term financing for these acquisitions our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma financial statements.

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Franklin Street Properties Corp.

Pro Forma Condensed Consolidated Statements of Income

For the Three Months Ended

March 31, 2011

(Unaudited)

		Emperor	One Legacy
		Boulevard	Circle
	Historical	Acquisition	Acquisition
(in thousands, except per share amounts)	FSP Corp.	(b)	(c)	Pro Forma
Revenue:
Rental income	$31,270	$1,540	$1,263	$34,073
Related party revenue:
Syndication fees	517	—	—	517
Transaction fees	691	—	—	691
Management fees and interest on loans	808	—	—	808
Other	7	—	—	7
Total revenue	33,293	1,540	1,263	36,096

Expenses:
Rental operating expenses	8,732	222	243	9,197
Real estate taxes and insurance	4,783	153	165	5,101
Depreciation and amortization	10,819	666	648	12,133
Selling, general and administrative	2,368	—	—	2,368
Commissions	287	—	—	287
Interest	2,409	276	251	2,936
Total expenses	29,398	1,317	1,307	32,022

Income before interest income,
equity in earnings in non-consolidated
REITs and taxes	3,895	223	(44)	4,074
Interest Income	12	—	—	12
Equity in income of non-consolidated REITs	968	—	—	968
Taxes on income (a)	50	—	5	55
Income from continuing operations	4,825	223	(49)	4,999

Weighted average shares outstanding,
basic and diluted	81,437			81,437

Income per share attributable to:
Continuing operations, basic and diluted	$0.06			$0.06

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Franklin Street Properties Corp.

Pro Forma Condensed Consolidated Statements of Income

For the Year Ended

December 31, 2010

(Unaudited)

		Emperor	One Legacy
		Boulevard	Circle
	Historical	Acquisition	Acquisition
(in thousands, except per share amounts)	FSP Corp.	(d)	(e)	Pro Forma
Revenue:
Rental income	$115,320	$8,622	$4,042	$127,984
Related party revenue:
Syndication fees	2,544	—	—	2,544
Transaction fees	2,727	—	—	2,727
Management fees and interest on loans	2,439	—	—	2,439
Other	89	—	—	89
Total revenue	123,119	8,622	4,042	135,783
Expenses:
Rental operating expenses	33,609	1,240	1,088	35,937
Real estate taxes and insurance	18,170	880	742	19,792
Depreciation and amortization	36,472	3,996	2,592	43,060
Selling, general and administrative	9,286	—	—	9,286
Commissions	1,477	—	—	1,477
Interest	7,283	1,622	1,116	10,021
Total expenses	106,297	7,738	5,538	119,573

Income (loss) before interest income,
equity in earnings in non-consolidated
REITs and taxes	16,822	884	(1,496)	16,210
Interest Income	25	—	—	25
Equity in income of non-consolidated REITs	1,266	—	—	1,266
Taxes on income (a)	217	—	20	237
Income (loss) from continuing operations	17,896	884	(1,516)	17,264

Weighted average shares outstanding,
basic and diluted	79,826			79,826

Income per share attributable to:
Continuing operations	$0.23			$0.22

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FRANKLIN STREET PROPERTIES CORP.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BASIS OF PRESENTATION

The following unaudited pro forma condensed consolidated financial statements have been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp. The pro forma condensed consolidated statements of income are presented as if the acquisitions were completed on January 1, 2010.

The acquisitions of Emperor Boulevard and One Legacy Circle have been treated as business combinations. Emperor Boulevard and One Legacy Circle’s purchase prices have been allocated to the assets acquired and liabilities assumed based upon estimates of their fair values as of the effective date of the acquisitions as determined in accordance with generally accepted accounting principles in the United States (or “GAAP”).

PRO FORMA ADJUSTMENTS

Certain assumptions regarding the operations of FSP Corp. have been made in connection with the preparation of the pro forma condensed consolidated financial statements. These assumptions include:

a)	FSP Corp. elected to be, and is qualified as, a real estate investment trust for federal income tax purposes. FSP Corp. has met the various required tests; therefore, no provision for federal or state income taxes has been reflected on real estate operations except for a margin tax related to real estate operations in Texas.

FSP Corp. has subsidiaries which are not in the business of real estate operations. Those subsidiaries are taxable as real estate investment trust subsidiaries, or TRS, and are subject to income taxes at statutory tax rates. The taxes on income shown in the pro forma condensed consolidated statements of income are the taxes on the income of the TRS. There are no material items that would cause a deferred tax asset or a deferred tax liability.

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FRANKLIN STREET PROPERTIES CORP.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(b)	The following table presents the operations of Emperor Boulevard for the period January 1, 2011 through the acquisition date.
	Emperor	Adjustments
(in thousands)	Boulevard	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$1,508	$32	$1,540
Total revenue	1,508	32	1,540

Expenses:
Rental operating expenses	222	—	222
Real estate taxes and insurance	153	—	153
Depreciation and amortization (2)	—	666	666
Interest (3)	—	276	276
Total expenses	375	942	1,317

Income (loss) before taxes	1,133	(910)	223
Taxes on income	—	—	—
Income (loss) from continuing operations	$1,133	$(910)	$223

1)	The pro forma rental adjustment includes amounts related to the amortization of approximately $1.5 million of acquired below market leases, which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.
2)	The pro forma adjustment relates to depreciation of approximately $54.0 million of acquired building and improvements using a straight-line method over an estimated life of 39 years. In addition, the adjustment includes amortization of the value of approximately $20.9 million of acquired in place leases (exclusive of the value of below market leases) which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.
3)	The pro forma adjustment relates to the effect on interest expense related to the approximately $75.8 million of the acquisition funded with borrowings under our revolving credit facility at our then current incremental borrowing rate of 2.11% per annum.
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FRANKLIN STREET PROPERTIES CORP.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(c)	The following table presents the operations of One Legacy Circle for the period January 1, 2011 through the acquisition date.
	One Legacy	Adjustments
(in thousands)	Circle	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$1,245	$18	$1,263
Total revenue	1,245	18	1,263

Expenses:
Rental operating expenses	243	—	243
Real estate taxes and insurance	165	—	165
Depreciation and amortization (2)	—	648	648
Interest (3)	—	251	251
Total expenses	408	899	1,307

Income (loss) before taxes	837	(881)	(44)
Taxes on income (4)	—	5	5
Income (loss) from continuing operations	$837	$(886)	$(49)

1)	The pro forma rental adjustment includes amounts related to the amortization of approximately $0.1 million of acquired above market leases with a weighted average term of approximately 69 months and approximately $0.9 million of acquired below market leases with a weighted average term of approximately 112 months which are being amortized over the remaining non-cancelable termsin accordance with GAAP.
2)	The pro forma adjustment relates to depreciation of approximately $36.6 million of acquired building and improvements using a straight-line method over an estimated life of 39 years. In addition, the adjustment includes amortization of the value of approximately $14.6 million of acquired in place leases (exclusive of the value of above and/or below market leases) which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.
3)	The pro forma adjustment relates to the effect on interest expense related to the approximately $50.0 million of the acquisition funded with borrowings under our revolving credit facility at our then current incremental borrowing rate of 2.20% per annum.
4)	The pro forma adjustment relates to the effect on income taxes of a margin tax related to real estate operations in Texas at a rate of approximately 0.7% of taxable revenues.

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FRANKLIN STREET PROPERTIES CORP.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(d)	The following table presents the operations of Emperor Boulevard for the year ended December 31, 2010.
	Emperor	Adjustments
(in thousands)	Boulevard	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$8,430	$192	$8,622
Total revenue	8,430	192	8,622

Expenses:
Rental operating expenses	1,240	—	1,240
Real estate taxes and insurance	880	—	880
Depreciation and amortization (2)	—	3,996	3,996
Interest (3)	—	1,622	1,622
Total expenses	2,120	5,618	7,738

Income (loss) before taxes	6,310	(5,426)	884
Taxes on income	—	—	—
Income (loss) from continuing operations	$6,310	$(5,426)	$884

1)	The pro forma rental adjustment includes amounts related to the amortization of approximately $1.5 million of acquired below market leases which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.
2)	The pro forma adjustment relates to depreciation of approximately $54.0 million of acquired building and improvements using a straight-line method over an estimated life of 39 years. In addition, the adjustment includes amortization of the value of approximately $20.9 million of acquired in place leases (exclusive of the value of below market leases) which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.
3)	The pro forma adjustment relates to the effect on interest expense related to the approximately $75.8 million of the acquisition funded with borrowings under our revolving credit facility at our then current incremental borrowing rate of 2.11% per annum.

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FRANKLIN STREET PROPERTIES CORP.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(e)	The following table combines the operations of One Legacy Circle for the year ended December 31, 2010.
	One Legacy	Adjustments
(in thousands)	Circle	resulting from	Pro Forma
	Historical	Acquisition	Adjustment

Revenue:
Rental (1)	$3,970	$72	$4,042
Total revenue	3,970	72	4,042

Expenses:
Rental operating expenses	1,088	—	1,088
Real estate taxes and insurance	742	—	742
Depreciation and amortization (2)	—	2,592	2,592
Interest (3)	—	1,116	1,116
Total expenses	1,830	3,708	5,538

Income (loss) before taxes	2,140	(3,636)	(1,496)
Taxes on income (4)	—	20	20
Income (loss) from continuing operations	$2,140	$(3,656)	$(1,516)

1)	The pro forma rental adjustment includes amounts related to the amortization approximately $0.1 million of the acquired above market leases with a weighted average term of approximately 69 months and approximately $0.9 million of acquired below market leases with a weighted average term of approximately 112 months which are being amortized over the remaining non-cancelable term in accordance with GAAP.
2)	The pro forma adjustment relates to depreciation of approximately $36.6 million of acquired building and improvements using a straight-line method over an estimated life of 39 years. In addition, the adjustment includes amortization of the value of approximately $14.6 million of acquired in place leases (exclusive of the value of above and/or below market leases) which are being amortized over the remaining non-cancelable weighted average term of approximately 97 months in accordance with GAAP.
3)	The pro forma adjustment relates to the effect on interest expense related to the approximately $50.0 million of the acquisition funded with borrowings under our revolving credit facility at our then current incremental borrowing rate of 2.20% per annum.
4)	The pro forma adjustment relates to the effect on income taxes of a margin tax related to real estate operations in Texas at a rate of approximately 0.7% of taxable revenues.

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